UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

              CERTIFICATION AND NOTICE OF TERMINATION OF
              REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES
              EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
              REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 333-07335


                        Copelco Capital Funding Corp. II
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             (Exact Name of Registrant as specified in its charter)


         East Gate Drive, Mount Laurel, New Jersey 08054 (609) 231-9600
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Lease-Backed Notes, Class A
                           Lease-Backed Notes, Class B
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            (Title of each class of securities covered by this Form)


                                      None
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        (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [     ]                 Rule 12h-3(b)(1)(ii)    [     ]
Rule 12g-4(a)(1)(ii)   [     ]                 Rule 12h-3(b)(2)(i)     [     ]
Rule 12g-4(a)(2)(i)    [     ]                 Rule 12h-3(b)(2)(ii)    [     ]
Rule 12g-4(a)(2)(ii)   [     ]                 Rule 15d-6              [  x  ]
Rule 12h-3(b)(1)(i)    [     ]


   Approximate number of holders of record as of the certification or notice date:
         Lease-Backed Notes, Class A: [  1  ]
         Lease-Backed Notes, Class B: [  1  ]

                  Pursuant to the requirements of the Securities Exchange Act of 1934 Integrated Medical Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: May 22, 1997            BY: /s/ Michael C. Ritter
                                  -------------------------
                                  Name:  Michael C. Ritter
                                   Title: Sr. Vice President,
                                          Treasurer and Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.